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The following is a press release issued by STEC, Inc. (“STEC”) on March 20, 2013. The press release was also posted to the “Investor Relations/News (Financial and Press)” section of STEC’s website, www.stec-inc.com.

STEC Responds to Balch Hill, Potomac Capital

Strategic Plan to Maximize Shareholder Value Underway Contrasts with

Activist Shareholders’ Proposal that Could Derail STEC’s Path to Recovery

SANTA ANA, Calif., March 20, 2013 – In a letter to shareholders, Kevin C. Daly, Ph.D., chairman of the Board of STEC, Inc., (NASDAQ: STEC), a leading global provider of solid-state storage solutions, reiterated confidence in, and commitment to, STEC’s new business strategy, and updated shareholders on discussions with Balch Hill and Potomac Capital.

The full text of the letter follows:

Dear Fellow Shareholders,

The enterprise solid-state storage market has both grown and changed dramatically since STEC essentially invented it more than a decade ago. Over that period of time, STEC has invested in the technology, the infrastructure and, most importantly, the people necessary to continue driving cutting edge, flash-based storage technology for this evolving market.

Over the past several years, STEC has continued to invest in core technologies that are critical for its OEM business, and more recently the company has invested in the expertise and the infrastructure necessary to extend its reach beyond the OEM market and penetrate the enterprise space as quickly and deeply as possible. This is all intended to drive greater market share and increase the value of STEC for you, our shareholders.

Over the past four months, STEC has been aggressively moving forward to implement a new business plan and market strategy that is focused on diversifying the company’s reach, domestically and globally, by adding a solid mix of channel partners and direct enterprise and vertical sales and sales support expertise to our existing OEM distribution model. An essential element of this strategy is transforming STEC from a component supplier into a storage solutions provider.

While this transition will take time, we have already seen significant results. In particular, we saw our first direct customer in the enterprise space already account for more than 10% of our revenues during the second half of 2012. Our goal is to derive approximately one half of our total revenues from enterprise sales by the fourth quarter of 2013.

We have made substantial progress toward that goal. We have initiated, and continue to have, numerous engagements with large enterprise customers across our targeted vertical markets including the federal government, oil & gas, financial services, cloud/content, and telecommunications. This is a testament to both a well-conceived plan and to an enhanced sales and marketing team with extensive direct enterprise and application expertise. All told, the actions we have taken give us growing confidence that STEC is well-positioned to execute its strategy for 2013 and beyond.

Underlying this, of course, is STEC’s technology expertise and longevity in the market that are driven by our dedicated employees, our core technologies, and our notable intellectual property assets, which include 48 issued patents and an additional 88 patent applications that are pending.

Our Board and management have been dedicated to both the strategic formation and the disciplined execution of our business to maximize shareholder value. Our STEC team includes highly qualified, engaged individuals who are committed to serving the best interests of the company and our shareholders.

At this stage in the company’s transformation, we believe it is imperative that we maintain leadership continuity and stability. We are therefore disappointed that activist investors Balch Hill and Potomac Capital chose to pursue a costly and time-consuming proxy contest, despite the considerable efforts of the STEC Board and management to reach an accord in the best interests of the company and all shareholders that was acceptable to both parties. Our Board is always open to constructive dialogue with all of our shareholders and we have been more than willing to give Balch Hill and Potomac Capital reasonable representation on the Board so that we can evaluate and potentially benefit from any meritorious ideas they may have to share. To that end, we engaged in good-faith discussions with Balch Hill and Potomac Capital. But to cede full, or even majority, control of the Board – particularly at this critical juncture – is both unreasonable and not in the best interest of STEC or its shareholders.

In their most recent letter sent on March 18, 2013, Balch Hill and Potomac Capital made grandiose claims about re-directing the company and righting all perceived wrongs, but with little indication of how that would be achieved. These activists also claim that the SEC investigation discredited the organization, yet fails to recognize that the company and Mark Moshayedi were cleared by the SEC in July 2011, and Manouch Moshayedi has stepped down from his CEO role and is focusing on vigorously fighting the allegations against him.

Despite the activists’ rhetoric to the contrary, we strongly believe STEC is turning a major corner in our plan to regain momentum in our business and that their agenda is misguided. Worse, to implement an abrupt change in strategy at this time would undermine the progress we are making and, in our view, ultimately result in a major set-back of our plan to continue creating shareholder value.

The activists’ assertions overlook the considerable successes our existing Board and management team have already achieved, such as:

•	Being the industry’s first company to deploy solid-state storage on a large scale in enterprise systems

•	Pioneering two-terabyte solid-state drives (SSDs) with the two most in-demand interfaces

•	Penetrating new, highly promising vertical markets through STEC’s solutions-focused structure

•	Leading early SSD caching software with EnhanceIO™

•	Innovating application optimization through object abstractions (e.g. flash object store) and other advanced technologies

•	Having SSDs incorporated into the world’s most sophisticated storage equipment

This type of success is not achieved without a skilled and dedicated leadership team. In order to further bolster this team, we have added high-caliber enterprise professionals to our ranks, including former senior leadership at NetApp, EMC and other blue-chip storage companies. These people are at the core of STEC’s transformation and bring decades of experience and knowledge regarding how best to approach the opportunities of the industry.

Of course, the competitive dynamics of this industry, as with any industry, are ever-changing, and we firmly believe that our highly experienced team is best-suited to continue this momentum and position the company for future success in this new business landscape.

Balch Hill’s proposed path reflects a fundamental misunderstanding of our business. Relying solely on success within the world of OEMs is highly risky. The competition is fierce, the qualification windows are long, and margins have become compressed. And while we fully intend to maintain our OEM relationships as a fulfillment channel to reach more end-users, we believe the growth behind our business is and will continue to be our non-OEM customers. We are starting to see end-customers influence the selection of drives available in OEM solutions. It is therefore important for STEC to enable end-customers with the knowledge they need to determine the best-of-breed, solid-state storage solutions for their high performance environments whether they are purchasing direct or through a requisite OEM supplier.

Allowing activist hedge funds inexperienced in our industry to assume control of STEC’s Board would in our view endanger the company and destroy shareholder value.

In contrast to the dissident nominees, STEC’s Board and management are highly experienced, with track records of building companies and creating shareholder value. They are focused on creating value for all STEC shareholders, and have a realistic plan for doing so. And since December 1, 2012, founders Manouch Moshayedi and Mark Moshayedi have in the interest of cutting costs been working on behalf of STEC and its shareholders for $1 per year, a cost reduction for which the activists are disingenuously trying to take credit.

We agree with Balch Hill and Potomac Capital that, “STEC has very valuable assets, including world class products and a strong balance sheet.” The founders of this company, senior management, outstanding employees, and an experienced Board of Directors all had much to do with these successes earned to date, which is why we cannot agree with the reckless demand that so many mission-critical people be replaced immediately and without any attention to the role that these individuals play in managing the company.

We appreciate the trust you have placed in STEC through your investment and will continue to ensure that trust endures as we lead the company into the future.

On behalf of the STEC Board of Directors,

Kevin C. Daly, Ph.D., Chairman

About STEC, Inc.

STEC, Inc. is a leading global provider of enterprise-class, solid-state storage solutions designed for the ever-growing performance, reliability and endurance requirements of today’s advanced data centers. The industry’s first company to deploy solid-state drives (SSDs) into large-scale enterprise environments, STEC offers the industry’s widest range of solid-state storage solutions, which protect critical information for major business and government organizations worldwide. Headquartered in Santa Ana, California, STEC also serves the embedded and military/aerospace markets with SSDs for industrial and rugged environments. For more information, visit www.stec-inc.com.

For information about STEC and to subscribe to STEC’s “Email Alerts” service, please visit STEC’s web site at www.stec-inc.com, click on the blue “Investors” tab at the top of the home page and then click “Email Alerts.”

STEC and the STEC logo are either registered trademarks or trademarks of STEC, Inc. in the United States and certain other countries. All other trademarks or brand names referred to herein are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning or related to management’s business and market strategy plan for 2013 and beyond; and matters to be presented at STEC’s 2013 annual meeting of shareholders. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Although STEC believes that the forward-looking statements contained in this release are reasonable, it can give no assurance that its expectations will be fulfilled. Additional important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by STEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s

Discussion and Analysis of Financial Condition and Results of Operations.” The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief, or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. Except as required by law, STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof, or to reflect the occurrence of unanticipated events.

Additional Information

STEC will prepare and file a proxy statement in connection with its 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). When completed, a proxy statement and a form of proxy will be mailed to shareholders. STEC’s shareholders are urged to read the proxy statement when available because it will contain important information. Once filed with the SEC, a copy of the proxy statement and other relevant documents will be available on the SEC’s website at http://www.sec.gov and a copy may be obtained without charge upon request (by mail or telephone) to STEC, Inc., Attn: Corporate Secretary, 3001 Daimler Street, Santa Ana, California 92705-5812, telephone: (949) 476-1180, or from the “Investor Relations” section of STEC’s website,

www.stec-inc.com.

STEC and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the election of directors at the 2013 Annual Meeting. Information regarding STEC’s directors and executive officers, including their ownership of STEC common stock, can be found in STEC’s 2012 Annual Meeting proxy statement filed with the SEC on April 3, 2012. Shareholders will be able to obtain additional information regarding STEC’s directors and executive officers, including their interests, by reading STEC’s 2013 Annual Meeting proxy statement and other relevant documents, when filed with the SEC.

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CONTACTS:

Mitch Gellman

Vice President of Investor Relations

STEC, Inc.

(949) 260-8328

ir@stec-inc.com

Jerry Steach

Director, Public Relations

STEC, Inc.

(415) 222-9996

jsteach@stec-inc.com